PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH  45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE



FOR IMMEDIATE RELEASE            Contact: John W. Conlon
---------------------                     Chief Financial Officer
November 9, 2001                          (740) 373-3155



                            PEOPLES BANCORP DECLARES
                            FOURTH QUARTER DIVIDEND;
                      AUTHORIZES REPURCHASE OF COMMON STOCK
                  --------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) yesterday declared a quarterly dividend of $0.15 per share.
         The fourth quarter dividend payout of approximately $1.1 million on an estimated 7.1 million shares is payable January 2, 2002, to shareholders of record at December 14, 2001.
         Peoples' Board of Directors also adopted a resolution authorizing the repurchase of up to 175,000 shares (or approximately 2.5% of the Company's outstanding common shares) from time to time in open market or privately negotiated transactions. The timing of the purchases and the actual number of common shares purchased will depend on market conditions. This stock repurchase program will be implemented at the Company's discretion and will expire December 31, 2002.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 25 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE